Exhibit 10.20
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made as of 1st day of October, 2010 between VERTICAL V, INC. a Delaware corporation (“Company”), and MARY JO O’BRIEN (“Executive”), a resident of the State of California.
RECITALS
A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.
2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.
3. Duties. Offices.
3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or her designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of her ability perform the duties of such position, which shall include serving in the role of Executive Vice President and Chief Administration Officer of the Company.
3.2 During the Term, Executive shall devote her entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “Vertical V Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.
3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill her obligations hereunder, it being understood that such duties hereunder may involve extensive travel.
4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:
4.1 Base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.
4.2 Executive will be eligible for up to a fifty percent (50%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid. First year bonus will be prorated and based on achievement of fourth quarter objectives.

4.3 Executive shall be entitled to reimbursement for expenses of Executive incurred in connection with the Business in an amount not to exceed on an annual basis ten (10%) of Executive’s Base Salary.
4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level (including consideration of any Success Fees earned by Executive).
4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of her duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.
5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

5.1 the death of Executive;
5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);
5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:
5.3.1 default or other breach by Executive of her or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;
5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;
5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above.
5.5 Payments Following Termination. Upon termination of her employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate her Base Salary and Draw for the period through the end of the calendar month in which such death occurs. Executive shall be paid any Success Fee due Executive as of the end of the fiscal year of the Company during which the termination occurs, for any transaction which has closed in such fiscal year, subject to offset for any Draw paid Executive for such fiscal year through the date of termination.

6. Confidentiality; Unfair Competition.
6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such activities are highly competitive and that during the course of her employment he shall have access to significant proprietary and confidential information belonging to Company and the VERTICAL V Group related to such activities. Executive therefore covenants and agrees, for the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the VERTICAL V Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during her employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.
6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the VERTICAL V Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.
6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:
6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the VERTICAL V Group at the time of such termination;
6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the VERTICAL V Group to leave such employment; or
6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.
6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the VERTICAL V Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the VERTICAL V Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the VERTICAL V Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the VERTICAL V Group designated by it. Executive shall render to Company or to any other member of the VERTICAL V Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.
6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the VERTICAL V Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product, Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the VERTICAL V Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.
6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the VERTICAL V Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.
6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.
7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.
7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.
8. Miscellaneous.
8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	Vertical V, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021-8798
Attn: Dickerson Wright

If to Executive:	Mary Jo O’Brien
17352 Abrigo Way
Ramona, CA 92065
8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.
8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the VERTICAL V Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.
8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.
8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.
8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.
8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.
8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.
8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Vertical V, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chief Executive Officer

Executive:

By:	/s/ MaryJo O’Brien
Name:	MaryJo O’Brien

FIRST AMENDMENT
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 18th day of March, 2011, by and between NV5, Inc. a Delaware corporation (the “Company”), and Mary Jo O’Brien (hereinafter called the “Executive”).
R E C I T A L S
A. The Company and the Executive entered into an Employment Agreement dated October 1, 2010.
B. The Company intends to Amend the Employment Agreement to set forth in the terms of Executive’s Employment Agreement, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:
8.14 Change in Control of the Company
(a) Change in Control. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section) of the Company shall occur during the Term of Employment, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for a term of two (2) years, plus (y) any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) be provided to the Executive, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s equity awards, if any, shall immediately vest notwithstanding any other provisions of such equity award agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).
(b) For purposes of this Agreement, the term “Change in Control” shall mean:
(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or (ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.
(c) Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Mary Jo O’Brien
Name:	Mary Jo O’Brien

SECOND AMENDMENT
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 11th day of August, 2015, by and between NV5, Inc., a Delaware corporation (the “Company”), and Mary Jo O’Brien (hereinafter called the “Executive”).

RECITALS.

A. The Company and the Executive entered into an Employment Agreement dated October 1, 2010 (the “Initial Employment Agreement”). On March 18, 2011, the Initial Employment Agreement was amended by that certain First Amendment to Employment Agreement between the Company and Executive (the “First Amendment”).

B. The Company intends to amend the Employment Agreement and the First Amendment, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Recitals; Definitions. The foregoing recitals are incorporated herein by reference. Capitalized terms not defined herein shall have the meaning set forth in the Initial Employment Agreement, as amended by the First Amendment. Any references to the “Agreement” shall mean the Initial Employment Agreement as amended by the First Amendment and this Second Amendment.

2. Amendments.

a.	Any reference in the Agreement to “Vertical V, Inc.”, shall be replaced with “NV5, Inc.”

b.	Section 5.5 of the Agreement is hereby amended and restated to read as follows:

“Payments Following Termination. Upon termination of her employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. Such amounts shall be paid no later than thirty (30) days after the termination of her employment. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate her Base Salary for the period through the end of the calendar month in which such death occurs. Such amounts shall be paid no later than thirty (30) days after her death.”

c.	Section 8.14 of the Agreement is hereby amended and restated to read as follows:
“Change in Control of the Company.

8.14.1 In the event that a Change in Control (as defined in Section 8.14.3) of the Company shall occur during the Term of employment, the Company shall continue to employ Executive for a period of at least one (1) year after such Change in Control. Notwithstanding the foregoing, in the event that the Company terminates Executive’s employment with the Company for any reason at any time after a Change in Control, Executive shall be entitled to the following:

8.14.1.1	any unpaid Base Salary through the effective date of termination of employment, if applicable, which shall be paid no later than thirty (30) days after such termination;

8.14.1.2
an amount that equals (i) one (1) year of Executive’s Base Salary and accrued performance bonus, plus (ii) any unused vacation pay to be provided to the Executive, for the year immediately preceding the year in which his employment terminates, which shall be paid no later than thirty (30) days after such termination; and

8.14.1.3
to the extent permitted under applicable law, if Executive timely and properly elects continuation coverage under COBRA, the Company shall pay the monthly COBRA premium for the Executive until the earliest of: (i) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (ii) the date which is one (1) year after such termination.

8.14.2 Further, if a Change in Control occurs during the Term, then notwithstanding the terms of any equity incentive plan or award agreements as applicable, all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse upon a Change in Control.

8.14.3 For purposes of this Agreement, the term “Change in Control” shall mean:

8.14.3.1
Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

8.14.3.2
the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

8.14.4 Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).”

d.	A new Section 8.15 is hereby added and shall read as follow:
“Section 409A Compliance.

8.15.1 General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

8.15.2 Distributions on Account of Separation from Service. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.

8.15.3 No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

8.15.4 Six Month Delay for Specified Employees. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.

8.15.5 Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.15.6 Reimbursements and In-Kind Benefits. To the extent that reimbursements and in-kind benefits provided under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefits shall meet the following requirements: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.”

3. Effect of Amendment. All the terms and conditions of the Agreement affected by the terms of this Second Amendment shall remain in full force and effect between the Parties.

4. Entire Agreement. The Initial Employment Agreement, together with the First Amendment and this Second Amendment, constitutes and represents the entire agreement between the Parties hereto and supersedes any prior understandings or agreements, written or verbal, between the parties hereto respecting the subject matter herein. The Agreement may be amended, supplemented, modified or discharged only upon an agreement in writing executed by all of the parties hereto.

5. Severability. Whenever possible, each provision of this Second Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Second Amendment or any action in any other jurisdiction, but this Second Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Counterparts. This Second Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures presented by facsimile transmission shall be deemed effective at the time of transmission and shall be replaced by original signatures as soon thereafter as practicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

NV5, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chief Executive Officer

Executive:

By:	/s/ Mary Jo O'Brien
Name: Mary Jo O’Brien

THIRD AMENDMENT
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 1st day of March 2024, by and between NV5 Holdings, Inc., a Delaware corporation (the “Company”), and MaryJo OBrien (hereinafter called the “Employee”).

RECITALS

A.NV5, Inc. and the Employee entered into an Employment Agreement dated October 1, 2010 (the “Initial Employment Agreement”) in respect of services as an executive officer of NV5 Global, Inc., a Delaware corporation (the “Parent Company”).

B.The Company intends to assume the Initial Employment Agreement, amended as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.Recitals; Definitions. The foregoing recitals are incorporated herein by reference. Capitalized terms not defined herein shall have the meaning set forth in the Initial Employment Agreement. Any references to the “Agreement” shall mean the Initial Employment Agreement, as amended, and this Third Amendment and any references to the Company shall include the Parent Company unless the context otherwise requires.

2.Amendments.

a.Section 5.4 is amended to read as follows:

5.4 The termination of this Employment Agreement by either party on written notice pursuant to Section 2, above. Further, if Executive is terminated without Cause as defined in Section 5.3 in the Initial Employment Agreement, then all of Executive’s Equity Awards, if any, shall immediately vest on the day of termination. Reference is made to that certain Indemnification Agreement dated March 18, 2011; whereas the Company’s obligation to indemnify Executive, shall continue post termination.

3.Effect of Amendment. All the terms and conditions of the Agreement affected by the terms of this Third Amendment shall remain in full force and effect between the Parties.

4.Entire Agreement. The Initial Employment Agreement, together with Amendments, constitutes and represents the entire agreement between the Parties hereto and supersedes any prior understandings or agreements, written or verbal, between the parties hereto respecting the subject matter herein. The Agreement may be amended, supplemented, modified or discharged only upon an agreement in writing executed by all of the parties hereto.

5.Severability. Whenever possible, each provision of this Third Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Third Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Third Amendment or any action in any other jurisdiction, but this Third Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.Counterparts. This Third Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures presented by facsimile transmission shall be deemed effective at the time of transmission and shall be replaced by original signatures as soon thereafter as practicable.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY
NV5 HOLDINGS, INC.

By:	/s/ Dickerson Wright
Name: Title:	Dickerson Wright Chief Executive Officer

EXECUTIVE:

By:	/s/ MaryJo OBrien
Name:	MaryJo OBrien

FOURTH AMENDMENT EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (this “Amendment”) is made and entered into on May 14, 2025 by and between NV5 Holdings, LLC. (formerly known as NV5 Holdings, Inc.), a Delaware corporation (the “Company”) and MaryJo O’Brien (“Executive,” together with the Company, the “Parties” and, each, a “Party”).
RECITALS
A.The Parties are parties to a certain Employment Agreement dated as of October 1, 2010, as heretofore amended (the “Employment Agreement”).

B.The Parties desire to amend the Employment Agreement to provide for a termination by Executive for Good Reason (as defined below) and the implications of such termination.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

1. Recitals; Definitions. The foregoing recitals are incorporated herein by reference. Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement. Any references to the “Agreement” shall mean the Employment Agreement, as amended by this Amendment.

2. Amendments.
a. Section 5.4 of the Agreement is amended and restated in its entirety as follows:

5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above. Further, if the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason (as defined in Section 5.4.1 below), then, notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all of Executive’s equity awards from the Company and/or its affiliates, if any, shall immediately vest on the day of termination. The Company’s obligations under that certain Indemnification Agreement between the parties dated March 18, 2011 shall continue post termination of Executive’s employment.

b. The following shall be added to the Agreement as a new Section 5.4.1:

5.4.1 For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Executive of any significant duties or responsibilities that are inconsistent with Executive’s position, or any other action by the Company, in each case, which results in a material diminution in Executive’s position, authority, duties or responsibilities; (ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement; (iii) a material breach by the Company of its obligations to Executive under this Agreement; or (iv) the Company’s requiring Executive to be based at any office or location more than 30 miles outside of the area for which Executive was originally hired to work except where such change in work location does not represent a material change in the geographic location at which Executive is required to provide services. Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any of the above events unless: (1) Executive first provides the Company with written notice thereof within ninety (90) days after the occurrence of such event, (2) to the extent correctable, Company fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of Company’s cure period. Nothing in this Section 5.4.1 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such event or circumstance. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing or alter Executive’s duties hereunder for a period of up to sixty (60) days, and, in such event, such suspension shall not constitute an event pursuant to which Executive may terminate this Agreement with Good Reason; provided, however, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Executive compensation and benefits) during such period of suspension.

3. Effect of Amendment. All the terms and conditions of the Agreement, as amended by this Amendment, shall remain in full force and effect between the Parties.

4. Entire Agreement. The Employment Agreement, together with this Amendment, constitutes and represents the entire agreement between the Parties with respect to the subject matter thereof and supersedes any and all prior understandings or agreements, written or verbal, between the parties hereto respecting such subject matter. The Agreement may be amended, supplemented, modified or discharged only upon an agreement in writing executed by the Parties.

5. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment or any action in any other jurisdiction, but this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Photographic copies, electronically scanned copies, and other facsimiles of this Amendment (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NV5 HOLDINGS, LLC.

By: /s/ Richard Tong
Richard Tong
Executive Vice President

/s/ MaryJo O'Brien
MaryJo O’Brien

[Signature page to Fourth Amendment to Employment Agreement.]